EXHIBIT 10.5

STOCK OPTION AGREEMENT
RELATING TO THE
AEROGROW INTERNATIONAL, INC.
2005 EQUITY COMPENSATION PLAN

This Stock Option Agreement dated as of this ______ day of ______________ 2005 ("Option Agreement") is between AeroGrow International, Inc., a Nevada corporation (the "Company"), and ______________________ (the "Optionee").

RECITALS

WHEREAS, the Company has adopted the AeroGrow International, Inc. 2005 Equity Compensation Plan (the "Plan") for the purpose of providing employees, consultants and directors of the Company with additional incentive to promote the success of the business, to increase their proprietary interest in the success of the Company, and to encourage them to remain in the employ of, or as a consultant or director to, the Company; and

WHEREAS, the Company, acting through the Compensation Committee of its Board of Directors (the "Committee"), has determined that its interests will be advanced by the issuance to Optionee of stock options under the Plan;

NOW, THEREFORE, for and in consideration of the promises contained herein and the benefits to be derived herefrom, the parties agree as follows:

1.  Option. Subject to the terms and conditions contained herein, the Company hereby irrevocably grants to Optionee [incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Code") OR non-qualified stock options as defined in the Plan] ("Options") to purchase from the Company ______________ shares of the Company's common stock, $0.001 par value ("Common Stock"), at a price of $_____________ per share (the "Option Price") which the Committee has in good faith determined to be no less than 100% of the fair market value of the Common Stock as of the date of this Agreement.

2.  Option Period. The Options herein granted may be exercised by Optionee in whole or in part on or after the dates on which the right to exercise the Option for such shares of Common Stock has vested ("Option Period"), in accordance with the following schedule, unless sooner terminated pursuant to the terms of this Option Agreement: [for example]

Number of
Date	Shares Purchasable
__________, 2005	_____________
__________, 2006	_____________
__________, 2007	_____________
__________, 2008	_____________
__________, 2009	_____________
__________, 2010	_____________

Notwithstanding anything in this Agreement to the contrary, the Committee in its sole discretion may waive the foregoing schedule of vesting and, upon written notice to the Optionee, accelerate the earliest date on which any of the Options granted hereunder are exercisable. Notwithstanding any other provisions contained herein, the Options shall not be exercisable after the fifth anniversary of this Option Agreement.

3.  Procedure for Exercise. The Options may be exercised by written notice by Optionee to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is to be exercised accompanied by payment of the Option Price for the shares to be purchased, and specifying the address to which the certificate for such shares is to be mailed. Payment shall be by means of cash or personal check payable to the order of the Company, together with any applicable withholding taxes pursuant to Section 13. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to Optionee certificates for the number of shares of Common Stock with respect to which such Option has been so exercised.

4.  Termination of [Employment/Directorship/Consulting Arrangement.] If Optionee's [employment/directorship/consulting arrangement] with the Company is terminated during the Option Period for any reason, Options granted to him which are not exercisable on such date thereupon terminate. Subject to Sections 5, 10 and 16 below, any Options that are exercisable on the date of such termination which have not been exercised within [90 days of such termination [for ISOs] OR 180 days of such termination [for NQs to employees] OR the fifth anniversary of this Option Agreement [for NQs to consultants]] shall expire and be of no force or effect.

5.  Retirement, Disability or Death. If Optionee's [employment/consulting arrangement/directorship] with the Company is terminated by his retirement, disability or death, all Options hereunder exercisable at the date of such retirement, disability or death shall be thereafter exercisable by Optionee, his executor or administrator, or the person or persons to whom his rights under this Option Agreement shall pass by will or by the laws of descent and distribution, as the case may be, for a period of three (3) years from the date of Optionee's retirement, disability or death unless this Option Agreement should earlier terminate in accordance with its other terms. Optionee shall be deemed to be disabled if, in the option of a physician selected by the Committee, he is incapable of performing services for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. Retirement means Optionee has: (1) reached age 65 and completed five (5) years of service with the Company; (2) with the consent of the Committee, completed five (5) years of service with the Company prior to age 65 but after reaching age 60; or (3) in such other circumstances as may be determined by the Committee in its sole discretion and judgment. Such determination of the Committee shall be final and binding on the Company, the Optionee, and his heirs or representatives.

6.  Transferability. This Option Agreement shall not be transferable by Optionee otherwise than by Optionee's will or by the laws of descent and distribution. During the lifetime of Optionee, the Options shall be exercisable only by Optionee. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

7.  No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Option Agreement until the date of issuance of a certificate for shares of Common Stock purchased pursuant to this Option Agreement. Until such time, Optionee shall not be entitled to dividends or to vote at meetings of the stockholders of the Company. Except as provided in Section 9 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or securities or other property) paid or distributions or other rights granted in respect of any share of Common Stock for which the record date for such payment, distribution or grant is prior to the date upon which the Optionee shall have been issued share certificates, as provided hereinabove.

8.  Extraordinary Corporate Transactions. If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing a "Fundamental Change"), then thereafter upon any exercise of Options theretofore granted, the Optionee shall be entitled to purchase, in lieu of the number of shares of Common Stock as to which Options shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Common Stock as to which such Options is then exercisable.

9.  Changes in Capital Structure. The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. If the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, then the number and kind of shares subject to the Plan or subject to any Options theretofore granted, and the Option Price and the prices at which portions of the Options may be exercisable on an accelerated basis as set forth in Section 2, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate Option Price.

10.  Change of Control. In the event that there is a proposed Change in Control (as defined in the Plan), the Options shall become immediately exercisable notwithstanding the provisions of Section 2. Optionee shall be given reasonable notice of such Change of Control Event and shall have a period of at least thirty (30) days thereafter to exercise the Options.

11.  Compliance With Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the Options herein granted, Optionee (or any person acting under Section 6) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Option Agreement.

12.  Compliance With Laws. Notwithstanding any of the other provisions hereof, Optionee agrees that he or she will not exercise the Options granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Option Agreement, if the exercise of the Options or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority.

13.  Withholding of Tax. To the extent that the exercise of the Options or the disposition of shares of Common Stock acquired by exercise of Options results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall pay to the Company at the time of such exercise or disposition (or such other time as the law permits if the Optionee is subject to Section 16(b) of the Exchange Act) such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations; and, if the Optionee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Optionee, any tax required to be withheld by reason of such resulting compensation income or Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.

14.  Resolution of Disputes. As a condition of the granting of the Options hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Option Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

15.  Legends on Certificate. The certificates representing the shares of Common Stock purchased by exercise of Options will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

16.  Forfeiture. If [Optionee's employment or consulting arrangement is terminated For Cause OR Optionee is removed as a director For Cause] (as defined below), Optionee agrees that (i) all unexercised Options shall terminate, (ii) the Company shall have the right to repurchase any or all shares of Common Stock received upon the exercise of Options and which were then held by Optionee for an amount equal to the Option Price times the number of shares of Common Stock so repurchased and (iii) the Optionee shall pay to the Company the amount by which the proceeds from any sale of the Common Stock received upon exercise of Options exceeded the Option Price of such Common Stock sold. "For Cause" shall mean (i) gross disregard of the Company's best interest, (ii) misappropriation or embezzlement of corporate funds or other property (iii) conviction of a felony involving moral turpitude or which in the opinion of the Committee brings Optionee into disrepute or causes harm to the Company's business, customer relations, financial condition or prospects, or (iv) violation of any statutory or common law duty of loyalty to the Company.

17.  Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any Options hereunder shall be directed to AeroGrow International, Inc., 900 28th Street, Suite 201, Boulder, Colorado 80303, Attention: Secretary. Any notice given by the Company to Optionee directed to him at his address on file with the Company shall be effective to bind him and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee's rights hereunder and Optionee shall be deemed to have familiarized him or herself with all matters contained herein and in the Plan which may affect any of Optionee's rights or privileges hereunder.

18.  Construction and Interpretation. Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 6 hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons. References to the masculine gender herein also include the feminine gender for all purposes.

19.  Option Agreement Subject to Plan. This Option Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Option Agreement.

20.  Optionee's Relationship. Any questions as to whether and when there has been a termination of Optionee's employment, directorship or consulting arrangement, and the cause of such termination, shall be determined by the Committee and its determination shall be final. Nothing contained herein shall be construed as conferring upon the Optionee the right to continue in the employ of the Company, nor shall anything contained herein be construed or interpreted to limit the "employment at will" relationship between the Optionee and the Company.

21.  Binding Effect. This Option Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

22.  Governing Law. This Option Agreement shall be construed in accordance with the laws of the State of Colorado and the Code.

IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first indicated above.

AEROGROW INTERNATIONAL, INC.

By:
Name:
Title:

OPTIONEE

Signature:
Name: